Exhibit 99.1

Core-Mark Announces Fourth Quarter diluted EPS of $0.70

South San Francisco, California – March 13, 2009 – Core-Mark Holding Company, Inc. (Nasdaq: CORE), one of the leading wholesale distributors to the convenience retail industry in North America, announced financial results for the fourth quarter and year ended December 31, 2008.

Fourth Quarter

Net sales were $1.49 billion for the fourth quarter of 2008 compared to $1.37 billion for the same period in 2007, an 8.7% increase or 1.9% excluding the Company’s new Toronto and New England divisions. Cigarette carton sales increased 6.4% and non-cigarette sales increased 11.3%. Excluding the two new divisions, these categories increased 1.1% and 5.3% respectively.

Gross profit for the fourth quarter of 2008 was $92.9 million compared to $75.3 million for the same period last year. Gross profit, excluding cigarette holding profits, other tobacco products tax refunds and LIFO expense, grew from $78.6 million in the fourth quarter of 2007 to $90.2 million this year, a 14.8% increase. This improvement was driven primarily by incremental gross profit generated by the two new divisions and a 12.6% increase in the non-cigarette categories from existing divisions.

The Company’s operating expenses for the fourth quarter of 2008 increased $11.1 million to $80.8 million compared to $69.7 million in the fourth quarter of 2007. As a percent to sales, warehousing and distribution expenses decreased 20 basis points while selling, general and administrative (SG&A) costs increased 55 basis points. Over 65% of SG&A percentage point increase was related to favorable workers’ compensation benefits recorded during the fourth quarter of 2007 and another 43% of the basis point increase was due to many employees not qualifying for bonuses during 2007 as a result of the large bad debt expense incurred and the large 2007 OTP tax refund which was excluded from the results used to determine bonuses.

Net income for the fourth quarter of 2008 was $7.4 million, or $0.70 per diluted share compared to net income of $5.1 million, or $0.46 per diluted share for the same period in 2007. Included in net income for the fourth quarter of 2008 was a pre-tax foreign exchange loss of $3.7 million. In addition, diluted earnings per share were significantly impacted by several items which are reconciled in the attached table. Excluding these items, diluted earnings per share on a non-GAAP basis were $0.64 compared to $0.60 in the fourth quarter of 2007.

“We are pleased with the relative strength of our business and the improvement in our core profits and have great confidence in the competitive position of our ‘Fresh’ offerings,” said Michael Walsh, President and Chief Executive Officer of Core-Mark.

Full Year

Net sales were $6.04 billion for 2008 compared to $5.56 billion in 2007, an 8.7% increase or 4.1% excluding the two new divisions. Cigarette carton sales increased 2.2% and non-cigarette sales increased 13.1%. Excluding the two new divisions, cigarette cartons sales decreased 1.0% while non-cigarette sales increased 8.2%.

Gross profit for 2008 was $359.1 million compared to $332.6 million last year. Gross profit, excluding cigarette holding profits, other tobacco product tax refunds, and LIFO expense, grew 12.4% from $325.2 million in 2007 to $365.5 million in 2008. This improvement was driven primarily by incremental gross profit generated by the two new divisions and a 12.1% increase in the non-cigarette categories from existing divisions.

The Company’s operating expenses for the year increased $34.1 million to $329.0 million compared to $294.9 million during 2007. Last year’s operating expenses included a $5.9 million bad debt charge partially offset by a $3.1 million workers’ compensation benefit. Excluding these two items, operating expenses increased $36.9 million in 2008 or 19 basis points as a percent to sales. The largest contributors to this increase were health care and workers’ compensation costs, bonus expenses for reasons previously stated and operating expenses from the two new divisions.

Net income for 2008 was $17.9 million, or $1.64 per diluted share compared to net income of $24.1 million, or $2.15 per diluted share in 2007. This $0.51 decrease in the diluted earnings per share was significantly impacted by several items which are reconciled in the attached table. Excluding these items, diluted earnings per share on a non-GAAP basis was $2.19 in 2008 compared to $1.87 per diluted share in 2007.

Guidance for 2009

The Company reiterates its annual guidance for 2009 of $6.3 billion of net sales, which is approximately a 4% increase in net sales compared to 2008. This guidance does not include the impact of the recently passed SCHIP legislation. Management continues to expect capital expenditures not to exceed $27 million for 2009.

Annual Meeting

Core-Mark has scheduled its annual meeting for June 2, 2009 at 2:00 p.m. in Burlingame, California at the Hyatt Regency located at 1333 Bayshore Highway. Stockholders of record as of April 6, 2009 will be entitled to vote at the Annual Meeting.

Investors Conference Call

Core-Mark will host an earnings call on Monday, March 16, 2009 at 9:00 a.m. Pacific time during which management will review the results of the fourth quarter and year ended December 31, 2008. The call may be accessed by dialing 1-800-588-4973 using the code 23970167. The call may also be listened to on the internet website www.core-mark.com.

An audio replay will be available for two weeks following the call by dialing 888-843-8996 using the same code. The replay will also be available via webcast at www.core-mark.com for approximately 90 days.

Core-Mark

Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark provides distribution and logistics services as well as marketing programs to approximately 24,000 retail locations in 50 states and five Canadian provinces through 26 distribution centers, two of which Core-Mark operates as third party logistics providers. Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry consumer packaged goods. For more information, please visit www.core-mark.com.

SEC Regulation G – Non-GAAP Information

This press release includes non-GAAP diluted earnings per share. We believe this non-GAAP financial measure provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of our diluted earnings per share for the fourth quarter and full year of 2008 on a comparable basis with the same periods in 2007. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business. This non-GAAP measure should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

Safe Harbor

Except for historical information, the statements made in this press release are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.

Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. These forward-looking statements are based on the current plans and expectations of our management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those discussed in such forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to our dependence on the convenience store industry for our revenues; uncertain and recent economic conditions; competition; price increases; our dependence on relatively few suppliers; the low-margin nature of cigarette and consumable goods distribution; certain distribution centers’ dependence on a few relatively large customers; competition in the labor market and collective bargaining agreements; product liability claims and manufacturer recalls of products; fuel price increases; our dependence on our senior management and key personnel; integration of acquired businesses; currency exchange rate fluctuations; our ability to borrow additional capital; governmental regulations and changes thereto; earthquake and natural disaster damage; failure or disruptions to our information systems; a general decline in cigarette sales volume; competition from sales of deep-discount brands and illicit and other low priced sales of cigarettes. See the “Risk Factors” section included in our Form 10-K, our most recent Form 10-Q and all other information discussed in our filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that may affect our business. Except as provided by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x 3027 or at mdraper@core-mark.com

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

(Unaudited)

	December 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$15.7	$21.3
Restricted cash	11.4	11.5
Accounts receivable, net of allowance for doubtful accounts of $8.8 and $9.3, respectively	146.9	135.7
Other receivables, net	34.1	32.1
Inventories, net	238.4	216.4
Deposits and prepayments	26.5	36.9
Deferred income taxes	12.2	8.4

Total current assets	485.2	462.3

Property and equipment, net	74.2	69.3
Deferred income taxes	12.1	7.2
Goodwill	3.7	2.8
Other non-current assets, net	37.4	35.5

Total assets	$612.6	$577.1

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$66.0	$54.3
Book overdrafts	17.8	21.1
Cigarette and tobacco taxes payable	103.2	94.2
Accrued liabilities	58.1	56.7
Deferred income taxes	1.6	—

Total current liabilities	246.7	226.3

Long-term debt, net	30.8	29.7
Other long-term liabilities	11.1	13.7
Claims liabilities, net of current portion	31.3	31.2
Pension liabilities	19.1	9.7

Total liabilities	339.0	310.6

Stockholders’ equity:
Common stock; $0.01 par value (50,000,000 shares authorized; 10,746,416 and 10,445,886 shares issued and outstanding at December 31, 2008 and December 31, 2007, respectively)	0.1	0.1
Additional paid-in capital	209.3	202.6
Treasury stock at cost, 396,716 shares of common stock	(11.0)	—
Retained earnings	82.3	64.4
Accumulated other comprehensive loss	(7.1)	(0.6)

Total stockholders’ equity	273.6	266.5

Total liabilities and stockholders’ equity	$612.6	$577.1

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Net sales	$1,492.2	$1,373.3	$6,044.9	$5,560.9
Cost of goods sold	1,399.3	1,298.0	5,685.8	5,228.3

Gross profit	92.9	75.3	359.1	332.6
Warehousing and distribution expenses	46.4	45.5	197.6	174.1
Selling, general and administrative expenses	33.9	23.7	129.4	119.0
Amortization of intangible assets	0.5	0.5	2.0	1.8

Total operating expenses	80.8	69.7	329.0	294.9
Income from operations	12.1	5.6	30.1	37.7

Interest expense	0.6	0.4	2.2	2.4
Interest income	(0.1)	(0.7)	(1.0)	(1.4)
Foreign currency transaction losses (gains), net	3.7	—	6.3	(0.9)

Income before income taxes	7.9	5.9	22.6	37.6
Provision for income taxes	0.5	0.8	4.7	13.5

Net income	$7.4	$5.1	$17.9	$24.1

Basic income per common share(1)	$0.71	$0.49	$1.71	$2.30

Diluted income per common share(1)	$0.70	$0.46	$1.64	$2.15

Basic weighted average shares	10.4	10.6	10.5	10.5
Diluted weighted average shares	10.5	11.2	10.9	11.2

Note (1): Basic and diluted earnings per share are calculated based on unrounded actual amounts.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Year Ended December 31,
	2008	2007
Cash flows from operating activities:
Net income	$17.9	$24.1
Adjustments to reconcile net income to net cash provided by operating activities:
LIFO and inventory provisions	11.0	14.5
Amortization of debt issuance costs	0.5	0.4
Amortization of stock-based compensation expense	3.9	5.3
Bad debt expense, net	1.6	6.9
Depreciation and amortization	17.4	14.9
Foreign currency transaction losses (gains), net	6.3	(0.9)
Deferred income taxes	(4.9)	(4.5)
Changes in operating assets and liabilities:
Accounts receivable	(2.9)	9.2
Other receivables	(4.2)	6.0
Inventories	(31.9)	(7.1)
Deposits, prepayments and other non-current assets	4.4	(8.5)
Accounts payable	13.8	2.3
Cigarette and tobacco taxes payable	16.2	22.7
Pension, claims and other accrued liabilities	6.2	(15.3)
Income taxes payable	0.3	(3.4)

Net cash provided by operating activities	55.6	66.6

Cash flows from investing activities:
Restricted cash	(2.2)	(0.6)
Acquisition of business, net of cash acquired	(26.4)	—
Additions to property and equipment, net	(19.9)	(20.8)
Capitalization of software	(0.7)	(2.0)
Proceeds from sales of fixed assets	0.1	0.1

Net cash used in investing activities	(49.1)	(23.3)

Cash flows from financing activities:
Borrowings (repayments) under revolving credit facility, net	0.1	(48.4)
Repurchases of common stock shares (treasury stock)	(11.0)	—
Proceeds from exercise of common stock options	2.5	2.2
Excess tax deductions associated with stock-based compensation	0.6	1.1
(Decrease) increase in book overdrafts	(3.2)	5.6

Net cash used in financing activities	(11.0)	(39.5)

Effects of changes in foreign exchange rates	(1.1)	(2.4)

(Decrease) increase in cash and cash equivalents	(5.6)	1.4
Cash and cash equivalents, beginning of period	21.3	19.9

Cash and cash equivalents, end of period	$15.7	$21.3

Supplemental disclosures:
Cash paid during the period for:
Income taxes, includes interest paid, net of refunds	$7.5	$28.1
Interest	$1.7	$2.5

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP DILUTED EPS

(Unaudited)

NOTE: Refer to our 2008 Form 10-K for discussion on the items below.

	Three Months Ended December 31			Twelve Months Ended December 31
	2008(a)	2007(a)	% Increase/ (Decrease)	2008(a)	2007(a)	% Increase/ (Decrease)
GAAP Diluted EPS	$0.70	$0.46	52.2%	$1.64	$2.15	(23.7%	)
OTP tax refunds(1)	(0.08)	—		(0.08)	(0.72)
LIFO expense	0.02	0.21		0.61	0.71
Cigarette inventory holding profits	(0.09)	(0.03)		(0.17)	(0.40)
Calgary rebate and excise tax charges(2)	—	0.05		—	0.02
Bad debt charge related to two customers(3)	—	0.04		0.02	0.32
Reduction in workers' compensation costs(4)	—	(0.17)		—	(0.17)
Start up costs for new division in Toronto	—	0.04		0.06	0.04
Severance costs	—	—		—	0.03
Foreign exchange loss/(gain)	0.21	—		0.35	(0.05)
Tax items(5)	(0.12)	—		(0.24)	(0.06)

Non-GAAP Diluted EPS(6)	$0.64	$0.60	6.7%	$2.19	$1.87	17.1%

(1)	OTP Tax Refunds:

State of Texas OTP Tax Refund

In November 2008, we recorded a $1.4 million refund related to the overpayment of taxes on Other Tobacco Products (OTP) with the State of Texas for the period of April 1, 2003 through August 31, 2007.

State of Washington OTP Tax Refund

In April 2007, we recorded a $13.3 million refund related to the overpayment of taxes on OTP's with the State of Washington for the periods of December 1991 through December 1996 and May 1998 through June 2005.

(2)	Calgary Rebate and Excise Tax Charges

As a result of operational issues in our Calgary division, adjustments of $0.9 million were made during the fourth quarter of 2007 related to excise taxes and rebates.

(3)	Bad Debt Charge Related to Two Customers

In 2007, we recorded bad debt charges of $5.2 million in the third quarter and $0.7 million in the fourth quarter related to two customers. We increased the allowance for these two customers by $0.3 million in the third quarter of 2008.

(4)	Reduction in 2007 of Workers' Compensation Costs

The reduction of workers' compensation costs in 2007 of $3.1 million resulted from favorable claims experience for prior years.

(5)	Tax items

Included in the provision for income taxes for 2008 was a $2.7 million after tax benefit related primarily to the expiration of the statute of limitations for uncertain tax positions, and $0.1 million of after tax interest expense related to unrecognized tax benefits recorded under FIN 48.

Included in the provision for income taxes for 2007 was $1.4 million of after tax interest related to the underpayment of income taxes in 2004 and 2005, and to unrecognized tax benefits under FIN 48. The provision for income taxes also included a $2.1 million after tax benefit related primarily to corrections to our tax liability reserves and to the expiration of the statute of limitations for certain tax positions.

(6)	Non-GAAP Diluted EPS

The diluted earnings per share impacts of the above items were calculated using a tax rate of approximately 39% for 2008 and 2007, except for the tax items(5) which are based on their applicable tax rate.

(a)	Amounts and percentages have been rounded for presentation purposes and might differ from unrounded results.